AMENDED AND RESTATED MASTER SERVICING AGREEMENT
THIS AMENDED AND RESTATED MASTER SERVICING AGREEMENT (the “Agreement”) is made and entered into as of the last date in the signature block, by and among each management investment company identified on Exhibit A attached hereto (each a “Company”), severally and not jointly, each Company acting on behalf of itself or for and on behalf of such series as are currently authorized and issued by the Company and may be authorized and issued by the applicable Company in the future subsequent to the date of this Agreement and listed on Exhibit A (each such series a “Fund”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBFS”).
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WHEREAS, the parties entered into a Master Servicing Agreement dated April 1, 2021 (the “Original Agreement);
WHEREAS this Agreement supersedes and replaces in its entirety the Original Agreement.
WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company or as an open-end management investment company, that is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
WHEREAS, when a Fund is an exchange traded fund (“ETF”), the ETFs in the Company will ordinarily issue for purchase and redeem ETF Shares only in aggregation of ETF Shares known as Creation Units (at least 25,000 ETF Shares) principally in kind or in cash;
WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Ceded & Company, will be the registered owner (the “Shareholder”) of all ETF Shares; and
WHEREAS, the Company desires to retain USBFS to furnish administrative, fund accounting and transfer agent services.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.Appointment of USBFS as Administrator
The Company hereby appoints USBFS as administrator of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS as fund administrator described in Schedule I attached hereto shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.
2.Appointment of USBFS as Fund Accountant
The Company hereby appoints USBFS as fund accountant of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS as fund accountant described in Schedule II attached hereto shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.
3.Appointment of USBFS as Transfer Agent
The Company hereby appoints USBFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS as transfer agent described in Schedule III attached hereto shall include those duties as are normally and customarily performed by transfer agents in conjunction with such descriptions.
4.Delegation of Duties.
Notwithstanding anything contained in this Agreement to the contrary, USBFS is authorized to delegate any of its obligations hereunder. Except as otherwise provided herein, all fees and expenses incurred in any delegation or sub-contract shall be paid by USBFS and USBFS shall remain responsible for the acts and omissions of such other entity as if such acts or omissions were those of USBFS.
5.Compensation
USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time by consent of both parties). USBFS shall also be compensated for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of the assets and property of the particular Company involved.
6.Representations and Warranties
A.The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(2)    This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and
(4)    A registration statement under the 1940 Act will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Company to make a continuous private offering of its shares. In the event that the Company determines to make a continuous public offering of shares, a registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made and will continue to be made during the term of this Agreement as necessary to enable the Company to make a continuous public offering of its shares.
(5)    All records of the Company provided to USBFS by the Company or by a prior service provider of the Company are accurate and complete and USBFS is entitled to rely on all such records in the form provided.
B.USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(2)    This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

7.Standard of Care; Indemnification; Limitation of Liability
A.USBFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBFS nor any of its affiliates shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Company, any Fund, the adviser or any other service provider to the Company or a Fund, or any employee of the foregoing; or for any loss suffered by the Company, a Fund, or any third party in connection with USBFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ reasonable control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS and its affiliates from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS or its affiliates may sustain or incur or that may be asserted against USBFS or its affiliates by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, as approved by the Board of Trustees of the Company, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.
USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Company” shall include the Company’s trustees, officers and employees.
Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.
In the event of a mechanical breakdown or failure of communication or power supplies beyond its control (a “failure or delay”), USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. In the event of failure or delay, USBFS will make every best reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. In the event of a failure or delay, USBFS (i) shall not discriminate against the Company in favor of any other customer of USBFS in making computer time and personnel available to input or process the transactions contemplated by this Agreement, and (ii) shall use its best reasonable efforts to ameliorate the effects of any such failure or delay. Representatives of the Company shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.
Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.
B.In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.
C.The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.
D.If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.
E.In conjunction with the tax services provided to each Company and Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBFS to the Company and a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Company and Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Company and Fund by USBFS. USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Company and Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to us and is neither derived from nor construed as tax advice.
8.Notification of Error
The Company will notify USBFS of any discrepancy between USBFS and the Company, including, but not limited to, failing to account for a security position in the Company’s and Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Company; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.
9.Data Necessary to Perform Services
The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.
10.Proprietary and Confidential Information
A.USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary all information of the Company, all records, data and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), as well as any other information or data provided to or obtained by USBFS or its affiliates under this Agreement, including from or on behalf of the Company or its shareholders, that a reasonable person would consider confidential or proprietary, including, without limitation, information regarding products, services, customers, suppliers, shareholders, Funds, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property, (collectively, “Company Confidential Information”), and not to use such Company Confidential Information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities provided that to the extent permitted by law, USBFS shall provide the Company with notice prior to such disclosure, or (iii) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not constitute Company Confidential Information. For the avoidance of doubt, Personal Data and Personal Information, as those terms are defined under Section 12, shall constitute Company Confidential Information, and any information that is identified or labeled as “Confidential Information” in an Appendix shall also constitute Company Confidential Information.
Further, USBFS will adhere to the privacy and security policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards to protect the security, confidentiality, availability and integrity of, and to prevent unauthorized access to or use of, all Company Confidential Information. In addition, USBFS has implemented and will maintain an effective, written information security program to protect and secure such Confidential Information, which program includes sufficient administrative, technical and physical safeguards and written policies and procedures to (a) ensure the security and confidentiality of such Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Confidential Information, including identity theft; and (c) protect against unauthorized access to or use of such Confidential Information that could result in substantial harm or inconvenience to the Company, a Fund or any shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Upon request from the Company or a Fund’s adviser, USBFS shall provide a written description of its Information Security Program USBFS shall promptly notify the Company and Fund adviser in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, modification, loss, or acquisition of Company Confidential Information, or any compromise of any system, network, technology that contains or is used to access Company Confidential Information, (in each case, whether actual or alleged, and any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBFS shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address, remedy, and prevent any future Security Breach. USBFS shall bear the cost of the Security Breach and shall reimburse the Company for reasonable expenses and costs actually incurred by the Company relating to the Security Breach to the extent the Security Breach was caused by the acts or omissions of USBFS or its affiliates. In addition to, and without limiting the foregoing, USBFS will promptly cooperate with the Company or any of its affiliates’ regulators at USBFS’ expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony and such cooperation shall be at USBFS expense, except where the Security Breach was caused solely by the Company. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.
B.The Company agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of USBFS, all non-public information relative to USBFS (including, without limitation, information regarding USBFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except

(i) after prior notification to and approval in writing by USBFS, which approval shall not be unreasonably withheld and may not be withheld where the Company may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by USBFS. Information which has become known to the public through no wrongful act of the Company or any of its employees, agents or representatives, and information that was already in the possession of the Company prior to receipt thereof from USBFS, shall not be subject to this paragraph.
C.Notwithstanding anything herein to the contrary, (i) the Company shall be permitted to disclose the identity of USBFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Company’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBFS shall be permitted to include the name of the Company in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.
D.USBFS will provide the Company with certain copies of third party audit reports (e.g., SSAE 16 or SOC 1 or SOC 2 or SOC 3) through access to USBFS’ CCO Portal to the extent such reports are available and related to services, controls, or processes performed, used or made available by USBFS under this Agreement. USBFS shall undergo SOC 1 audit or any industry standard third-party audits relating to the services and systems used to provide the services throughout the term of this Agreement no less than annually, and shall notify the Company promptly if any audit reveals a material deficiencies that could cause material harm to Company Confidential Information. The Company acknowledges and agrees that such reports are confidential and that it will not disclose such reports except to its employees and service providers who have a need to know and have agreed to obligations of confidentiality applicable to such reports.
11.Records
USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request. Notwithstanding the foregoing, USBFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.
12.    Compliance with Laws
A.The Company has and retains primary responsibility for all compliance matters relating to the Company, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Company or a

Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS’ services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.
B.The Company shall immediately notify USBFS if the investment strategy of any Fund materially changes and deviates from the investment strategy set out in the current prospectus or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Company or any Fund or the services provided under this Agreement.
C.If, and to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”), the UK Data Protection Act of 2018 (“DPA”), the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), or any other local, state, federal, or international data privacy laws are applicable to USBFS and the Company (collectively, “Data Privacy Laws”) the following provisions shall apply:
(1)The parties agree USBFS is a “Data Processor” under GDPR, DPA and DPL, as applicable, in the performance of its services under this Agreement. Notwithstanding the foregoing, the parties agree USBFS is a “Data Controller” under GDPR, DPA and DPLs applicable, solely for the purpose of fulfilling its own pre-contractual anti-money laundering/know your customer, AML/KYC, new fund client onboarding obligations. In either case, the Company shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR, DPA and DPL) Services, the transfer of Personal Data to USBFS, and the transfer of Personal Data by USBFS to third countries or regulatory organizations. For simplicity, Personal Data and “Personal Information” shall be referred to as “Personal Data.”
(2)The parties further agree the Company is a “Data Controller” under GDPR, DPA and DPL. The Company, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.
(3)USBFS shall process the Personal Data solely: (i) in accordance with instructions of the Company pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging USBFS’ obligations under this Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which USBFS is subject. USBFS shall process Personal Data for no other purposes, including no other commercial purpose. In the event USBFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Company prior to processing.
(4)USBFS shall:
i.ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;

ii.implement appropriate technical and organizational measures to protect the security, availability, confidentiality, and privacy of Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;
iii.only appoint sub-processors with the prior written consent of the Company (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to USBFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with Data Privacy Laws, as applicable1;
iv.provide reasonable assistance to the Company in ensuring its compliance with obligations regarding Personal Data breaches, unlawful or unauthorized processing of Personal Data, data protection impact assessments and prior consultation, subject to the nature of the processing and the information reasonably available to USBFS, and inform the Company of Personal Data breaches without undue delay;
v.at the written direction of the Company, delete or return all Personal Data to the Company after the end of the provision of services under this Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data, in which case USBFS’ obligations under this Section 12 and under Section 10 shall survive until USBFS no longer possesses such Personal Data; and
vi.make available to the Company all information reasonably necessary to demonstrate compliance with Data Privacy Laws, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Company or its auditor; and immediately inform the Company if, in its opinion, the Company’s instructions regarding this subsection infringes on GDPR or DPL.
(5)Each party shall comply with any other applicable law or regulation which implements Data Privacy Laws in relation to the Personal Data. Nothing in this Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with Data Privacy Laws.
13.Term of Agreement; Amendment
A.This Agreement shall become effective as of the last date on the signature block and will continue until 3/31/2024. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.
B.This Agreement shall become effective with respect to a Company or a Fund as of the date the applicable exhibit for such Company or Fund is approved by the
1 For the avoidance of doubt, USBFS’ affiliates and third-party software providers will be used as sub-processors under this Agreement, and the Company hereby authorizes such use.

Board of Trustees of the Company and added to the Agreement by an amendment executed by all parties and will continue in effect for successive annual periods.
C.This Agreement may be terminated by either party (in whole or with respect to one or more Companies or Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.
D.USBFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Company or Funds or the Company would cause USBFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, provided that in such event USBFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Company to a successor service provider.
E.This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.
F.This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company and authorized or approved by the Board of Trustees.
14.Early Termination
In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the then current term (in whole or with respect to one or more Companies or Funds), the Company agrees to pay the following fees with respect to the terminating Company or Funds (which shall be solely the responsibility of the terminating Funds):
a.all monthly fees through the life of the Agreement, including repayment of any negotiated discounts (provided that no such fees shall be paid with respect to any Company or Fund following the liquidation of such Company or Fund);
b.all fees associated with converting services to a successor service provider;
c.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and
d.all reasonable miscellaneous costs associated with a-c above.
15.Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. The Company shall also pay any fees associated with record retention and/or tax reporting obligations that may not be eliminated due to a conversion to a successor provider. If no such successor is designated, then such books, records and other data shall be returned to the Company.
16.Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS (such consent to not be unreasonably conditioned, delayed or withheld), or by USBFS without the written consent of the Company (such consent to not be unreasonably conditioned, delayed or withheld) accompanied by the authorization or approval of the Company’s Board of Trustees. Notwithstanding the foregoing, in the event that the proposed successor and/or applicable assign of the Company is an affiliate of the Company and USBFS has approved the proposed successor and/or assign under USBFS’s internal KYC requirements, the written consent of USBFS shall not be required in connection with the transfer of this Agreement to such proposed successor and/or assign.
17.Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.
18.No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
19.Services Not Exclusive
Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.
20.Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.Legal-Related Services
Nothing in this Agreement shall be deemed to appoint USBFS or any of its officers, directors or employees as the Company attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of USBFS or its affiliates (whether relating to the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Company acknowledges that employees of USBFS and its affiliates who are attorneys do not represent the Company and rely on outside counsel retained by the Company to review all services provided by USBFS and to provide independent judgment on the Company’s behalf. The Company acknowledges that because no attorney-client relationship exists between the Company and USBFS (or any employee of USBFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.
22.Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
Notice to USBFS shall be sent to:
U.S. Bancorp USBFS, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: President
and notice to the Company shall be sent to:
Angel Oak Advisors Capital, LLC
3344 Peachtree Road NE, Suite 1725
Atlanta, GA 30326
Attn: Erin Rogers
Email: ops@angeloakcapital.com
23.No Third-Party Rights
Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Company or Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third-party rights of the Data Providers as expressly set forth herein.
24.Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date written above.

Each management investment company identified on Exhibit A attached hereto

By:	/s/ Adam Langley
Name:	Adam Langley
Title:	President
Date:	October 7, 2022

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jason Hadler
Name:	Jason Hadler
Title:	SVP
Date:	10/17/2022

Schedule I
Fund Administration Services
I.Services and Duties of USBFS
USBFS shall provide the following administration services to each Company and if applicable to each their Funds:
A.General Fund Management:
(1)Act as liaison among Fund service providers.

(2)Supply:
a.Office facilities (which may be in USBFS’, or an affiliate’s, or Company’s own offices).
b.Non-investment-related statistical and research data as requested.

(3)Coordinate the Company’s board of trustees’ (the “Board of Trustees” or the “Trustees”) communications, such as:
a.Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.Prepare reports for the Board of Trustees based on financial and administrative data.
c.Assist with the selection of the independent auditor.
d.If requested by the Company, secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.
h.For ETF Funds, USBFS will provide the Fund’s Chief Compliance Officer with reasonable access to USBFS’ fund records relating to the services provided by it under this Agreement and will provide quarterly compliance reports and related certifications regarding any Material Compliance matter (as defined in Rule 38a-1 under the 1940 Act) involving USBFS that affect or could affect the Fund, in order to asset the Fund in satisfying the requirements of Rule 38a-1.

(4)Audits:
a.For the annual Company or Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors and facilitate the audit process.
b.For SEC or other regulatory audits, provide requested information to the SEC, other regulatory agencies, or the Company to assist the audit process.
c.For all audits, provide office facilities, as needed.

(5)Assist with overall operations of the Company and each Fund.

(6)Pay Company and Fund expenses upon written authorization from the Company.
(7)Keep the Company’s governing documents, including its charter, bylaws and minutes, but only to the extent such documents are provided to USBFS by the Company or its representatives for safe keeping.

B.Compliance:
(1)Regulatory Compliance:
a.Monitor compliance with the 1940 Act requirements, including:
(i)    Calculation of asset and diversification tests on a quarterly basis.
(ii)    Calculation of total return and SEC yields.
(iii)    Maintenance of books and records under Rule 31a-3.
(iv)    Code of ethics requirements under Rule 17j-1 for the disinterested Trustees, if requested to provide such service by the Company.

b.After each quarter-end and on a post-trade basis, monitor each Company’s or Fund's compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) included in its registration statement on Form N-1A (or similar documents) filed with the SEC (“Registration Statement”).

c.Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with (i) any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Company, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

(2)Blue Sky Compliance:
a.Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Company and Fund so as to enable the Company and Fund to make a continuous offering of its shares in all states and applicable U.S. territories.
b.Monitor status and maintain registrations in each state and applicable U.S. territories.
c.Provide updates regarding material developments in state securities regulation.

(3)SEC Registration and Reporting:
a.Assist the Company’s counsel in annual update of the Registration Statement.
b.Prepare and file annual and semiannual shareholder reports and other filings, such as, Form N-CEN, Form N-CSR, Form N-Q, Form N-

PORT and Rule 24f-2 notices. As requested by the Company, prepare and file Form N-PX filings and Form N_LIQUID.
c.Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.File fidelity bond under Rule 17g-1.
e.Monitor sales of the Company’s and Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.Assist Company counsel in preparation of proxy statements and information statements, as requested by the Company.
g.Assist Fund counsel with application for exemptive relief, when applicable.

(4)IRS Compliance:
a.Monitor the Company’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)    Diversification requirements.
(ii)    Qualifying income requirements on a quarterly basis.
(iii)    Distribution requirements.

b.Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.Financial Reporting:
(1)Provide financial data required by the Prospectus and SAI.
(2)Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.
(3)Supervise the Company’s custodian and fund accountants in the maintenance of the Company’s general ledger and in the preparation of the Company’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.
(4)Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.
(5)Monitor expense accruals and make adjustments as necessary; notify the Company’s management of adjustments expected to materially affect the Company’s or Fund’s expense ratio.
(6)Prepare financial statements, which include, without limitation, the following items:
a.Schedule of Investments.
b.Statement of Assets and Liabilities.
c.Statement of Operations.
d.Statement of Changes in Net Assets.
e.Statement of Cash Flows (if applicable).
f.Financial Highlights.
g.Note to Financial Statements

D.Tax Reporting:

(1)Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.
(2)Provide the Company’s management and Company’s independent accountant with tax reporting information pertaining to the Fund and available to USBFS as required in a timely manner.
(3)Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Company’s independent accountant.
(4)Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested Trustees and other qualifying service providers.
(5)Monitor wash sale losses.
(6)Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

II.License of Data; Warranty; Termination of Rights
A.     USBFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, and ICE to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by USBFS to each Fund. These Data Providers have required USBFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit B. The Data is being licensed, not sold, to the Fund. The Company acknowledges and agrees that certain Data Providers may also require the Company or one or more Funds to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit B shall not have any effect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.
B.     Each Fund, as applicable, agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any third party claims~~,~~ and any associated losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, to the extent caused by the Company’s or any third party’s use of, or inability to use, the Data or any material breach by the Company of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 7 of this Agreement.

C.    USBFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.
    Each Fund, as applicable, agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Company’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at a Company’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Company), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). Each Company, as applicable, further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

Appendix A to Schedule I – Fund Administration Services

REQUIRED PROVISIONS OF DATA SERVICE PROVIDERS

•The Company shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider
•The Company will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).
•The Company will treat the Data as proprietary to the Data Provider. Further, the Company shall acknowledge that the Data Provider are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.
•The Company will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Company’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.
•The Company shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.
•The Company shall assume the entire risk of using the Data and shall agree to hold the Data Provider harmless from any claims that may arise in connection with any use of the Data by the Company.
•The Company acknowledges that the Data Provider may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.
•The Company acknowledges that the Data Provider are third party beneficiaries of the Customer Agreement between the Data Provider and USBFS, entitled to enforce all provisions of such agreement relating to the Data.
THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS. USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Schedule II
Fund Accounting Services
I.Services and Duties of USBFS
USBFS shall provide the following accounting services to the Company and each Fund:
A.Portfolio Accounting Services:

(1)Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Company’s or Fund’s investment adviser.

(2)For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Company (the “Board of Trustees”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

(3)Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)On a daily basis, reconcile portfolio holdings and cash of the Company and each Fund with the Company’s and Fund’s custodian and sub-custodian (if applicable) and or/ prime brokerage account(s).

(6)Transmit a copy of the portfolio valuation to the Company’s or Fund’s investment adviser daily.

(7)Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.Expense Accrual and Payment Services:

(1)For each valuation date, monitor the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

(2)Process and record payments for Fund expenses.

(3)Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Company.

(4)Provide expense accrual and payment reporting.

C.Fund Valuation and Financial Reporting Services:

(1)Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Company’s transfer agent on a timely basis.

(2)Apply equalization accounting as directed by the Fund.

(3)Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)Maintain a general ledger and other accounts, books, and financial records for the Fund.

(5)Determine the net asset value of the Company and Fund according to the accounting policies and procedures set forth in the Company’s and Fund's current prospectus.

(6)Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)Communicate to the Company, at an agreed upon time, the per share net asset value for each valuation date.

(8)Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances.

D.Tax Accounting Services:

(1)Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)Maintain tax lot detail for the Company’s and Fund’s investment portfolio.

(3)Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Company.

(4)Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.Compliance Control Services:

(1)Support reporting to regulatory bodies and financial statement preparation by making the Company’s accounting records available to the Company, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

(4)In order to assist the Company in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Company’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Company.

(5)Cooperate with the Company’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Company’s financial statements without any qualification as to the scope of their examination.

II.License of Data; Warranty; Termination of Rights
A.The valuation information and evaluations being provided to the Fund by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Company. The Company has a limited license to use the Data only for purposes necessary to valuing the Fund’s assets and reporting to regulatory bodies (the “License”). The Fund does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Fund’s right to use the Data cannot be passed to or shared with any other entity.

Each Fund acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.USBFS may stop supplying some or all Data to the Fund if USBFS’ suppliers terminate any agreement to provide Data to USBFS. Also, USBFS may stop supplying some or all Data to the Fund if USBFS reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’ suppliers demand that the Data be withheld from the Fund. USBFS will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

III.Pricing of Securities
A.For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Trustees and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Fund desires to provide a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.In the event that the Fund at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Company acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Company assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.

C.USBFS shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Company, the Fund, any of their affiliates, or any third-party source. Notwithstanding anything else in this Agreement to the contrary, USBFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Company, the Fund, any of their affiliates, or any third party source.

IV.Changes in Accounting Procedures
Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written notice to USBFS.

V.Changes in Equipment, Systems, Etc.
USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to a Fund under this Agreement.

Schedule III
Transfer Agent Services
I.Services and Duties of USBFS Related to Closed-End and Open-End Funds

1.Receive and process all orders for transactions of shares in accordance with applicable regulations, and as specified in the Fund’s prospectus and Statement of additional information (or similar disclosure documents) (the “Prospectus”) filed with the Securities and Exchange Commission (“SEC”).

2.Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Company’s custodian instructions and record the appropriate number of shares being held in the appropriate shareholder account.

3.Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Company’s custodian.

4.Pay proceeds upon receipt from the Company’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

5.Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

6.Prepare and transmit payments or apply reinvestments for income dividends and capital gains distributions declared by the Company with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

7.Serve as the Company’s and Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

8.Make changes to shareholder records, including, but not limited to, address and plan changes in plans (e.g., systematic investment and withdrawal, dividend reinvestment).
9.Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

10.Record the issuance of shares of each Company and Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

11.Prepare ad-hoc reports as necessary at prevailing rates.

12.Mail shareholder reports and Prospectuses to current shareholders for whom USBFS has direct access and appropriate registration information.

13.Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

14.Provide shareholder account information upon shareholder or Company requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Company.

15.Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal and state tax laws and regulations.

16.Provide the total number of shares of the Company and Fund sold in each state to enable the Company to monitor such sales for blue sky purposes; provided that the Company, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

17.Answer correspondence from shareholders, securities brokers and others relating to USBFS’ duties hereunder within required time periods established by applicable regulation.
18.Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.
19.Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund
20.Provide service and support to financial intermediaries including but not limited to trade placements, settlements, and corrections.
II.Services and Duties of USBFS Related to ETFs
1.USBFS shall provide the following transfer agent and dividend disbursing agent services to the Company with respect to each Fund:
a.Facilitate purchases and redemption of Creation Units;
b.Prepare and transmit by means of the DTC’s book-entry system payments for dividends and distributions on or with respect to the ETF Shares declared by the Company on behalf of the applicable Fund;
c.Maintain the record of the name and address of the Shareholder and the number of ETF Shares issued by the Company and held by the Shareholder;
d.Record the issuance of ETF Shares of the Company and maintain a record of the total number of ETF Shares of the Company which are outstanding, and based upon data provided to it by the Company, the total number of authorized ETF Shares, to monitor the issuance of such ETF Shares;
e.Prepare and transmit to the Company and the Company’s administrator and/or sub-administrator and to any applicable securities exchange (as specified to USBFS by the Company) information with respect to purchase and redemptions of ETF Shares;
f.On days that the Company may accept orders for purchases or redemptions, calculate and transmit to USBFS and the Company the number of outstanding ETF Shares;
g.On days that the Company may accept orders for purchases or redemptions (pursuant to the Authorized Participant Agreement), transmit to USBFS, the Company and DTC the amount of ETF Shares purchased on such day;
h.Confirm to DTC the number of ETF Shares issued to the Shareholder, as DTC may reasonably request;
i.Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;
j.Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;
k.Maintain those books and records of the Company specified by the Company and agreed upon by USBFS;
l.Prepare a monthly report of all purchases and redemptions of ETF Shares during such month on a gross transaction basis, and identify on a daily basis the new number of ETF Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming ETF Shares, the amount of ETF Shares purchased or redeemed;
m.Receive from the Distributor or from its agent purchase order from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of ETF Shares received in good form and accepted by or on behalf of the Company by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable and pursuant to such orders issue the appropriate number of ETF Shares of the Company and hold such ETF Shares in the account of the Shareholder for each of the respective Funds;
n.Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Company’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of ETF Shares held in the account of the Shareholder for each of the respective Funds; and
o.Confirm the name, U.S. taxpayer information number and principle place of business of each Authorized Participant.
2.In addition to the services set forth above, USBFS shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder; and obtaining at the request of the Company from the Shareholder a list of DTC participants holding interests in the Global Certificate.

3.USBFS shall keep records relating to services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Company, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Company on and in accordance with its request.
III.Lost Shareholder Due Diligence Searches and Servicing
The Company hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Exchange Act. Costs associated with such searches will be passed through to the Company, on behalf of itself and each applicable Fund, as a miscellaneous expense in accordance with the fee schedule set forth on each applicable Exhibit attached hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Company hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. If the lost shareholder (or such lost shareholder’s representative or executor) is located, the Company hereby authorizes the vendor to enter into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder.
IV.    Anti-Money Laundering and Red Flag Identity Theft Prevention Programs
The Company acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Company has determined that the Procedures, as part of the Company’s overall anti-money laundering program and the Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Company from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.
Based on this determination, the Company hereby instructs and directs USBFS to implement the Procedures, as applicable, on the Company’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by USBFS and any such amended Procedures will be provided to the Company. Should the Company desire that USBFS perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in the attached fee schedule.

The Company acknowledges and agrees that although it is directing USBFS to implement the Procedures on its behalf, USBFS is implementing the Procedures as a service provider to the Trust and the Trust is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and board adoption of its own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable.
The Company further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Company. The Company has had the opportunity to discuss the Procedures with USBFS, and the Company understands and agrees which portions of the Procedures may not be implemented on behalf of the Company. Without limitation of the foregoing, USBFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Company and the intermediary.
The Company hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’ implementation of the Procedures, on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBFS’ implementation of the Procedures on behalf of the Company.

Appendix A to Schedule III - Transfer Agent Services

“As of” Processing Policy

USBFS will reimburse each Company and/or Fund for any Net Material Loss that may exist on the Company’s or Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Company’s or Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Company’s or Fund’s daily share sheet, and the Company or Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the “as of” ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. USBFS will notify the adviser to the Fund on the daily share sheet of any losses for which the adviser may be held accountable.

Exhibit A to the Master Services Agreement
List of Companies

Angel Oak Funds Trust, with the following series:
•Angel Oak Financials Income Impact Fund
•Angel Oak Multi-Strategy Income Fund
•Angel Oak High Yield Opportunities Fund
•Angel Oak UltraShort Income Fund
•Angel Oak Core Impact Fund
•Angel Oak Income ETF
•Angel Oak UltraShort Income ETF
Angel Oak Strategic Credit Fund
Angel Oak Financial Strategies Income Term Trust

Exhibit B to the Master Services Agreement

List of superseded and replaced Service Line Agreements

Service Line Agreements, dated October 16, 2014, by and between Angel Oak Funds Trust and U.S. Bancorp Fund Services, LLC

Service Line Agreements, dated November 9, 2017, by and between Angel Oak Strategic Credit Fund and U.S. Bancorp Fund Services, LLC

Service Line Agreements, dated April 29, 2020, by and between Angel Oak Dynamic Financial Strategies Income Term Trust and U.S. Bancorp Fund Services, LLC

Service Line Agreements, dated August 1, 2018, by and between Angel Oak Financial Strategies Income Term Trust and U.S. Bancorp Fund Services, LLC

Exhibit C to the Master Services Agreement

Fund Administration, Fund Accounting, CCO Support and Transfer Agency Services Fee Schedule – April 1, 2021

Annual Fee Based Upon Average Net Assets for all registered funds in the complex
[ ] basis points on the first $[ ] billion
[ ] basis points >$[ ] billion – $[ ] billion
[ ] basis point on the balance

Minimum Annual Fee: $[ ] million for fund complex

Fund Administration & Fund Accounting (in addition to above)
Data Services
Pricing Services (per security per fund per pricing day)
$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps, Total Return Bullet Swaps
$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed Securities, Municipal Bonds
$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield Bonds
$[ ] – Interest Rate Swaps, Foreign Currency Swaps
$[ ] – Bank Loans
$[ ] – Credit Default Swaps
$[ ] – Swaptions
$[ ] – Intraday money market funds pricing, up to 3 times per day

$[ ] per month – Manual Security Pricing (>25 per day)

Corporate Action and Factor Services (security paydown)
$[ ] per Foreign Equity Security Corporate Action Service per month
$[ ] per Domestic Equity Security Corporate Action Service per month
$[ ] per CMO, Asset Backed, Mortgage-Backed Securities Factor Services per month

Third-Party Administrative Data Charges (descriptive data for each security)
$[ ] per security per month for fund administrative data

Pricing fees to be charged for use of BAML through IDC are as follows:
Tier 1:    $[ ]
Tier 2:     $[ ]
Tier 3:     $[ ]
Tier 4:     $[ ]
Tier 5:     $[ ]

Each security’s Tier to be charged is determined by the pricing vendor. Rates subject to change based on changes in costs from the underlying pricing service.

NOTE: Prices above are based on using BAML through IDC as the primary pricing service with U.S. Bancorp pricing service as secondary source when BAML prices are not designated by Trust, which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Exhibit C (continued)

Section 15(c) Reporting
$[ ] per fund per report – first class
$[ ] per additional class report

SEC Modernization Requirements
Form N-PORT – $[ ] per year, per Fund
Form N-CEN – $[ ] per year, per Fund

Paying Agent Services
Fund Administration service to provide payment of advisor expenses on behalf of ETFs utilizing a unitary fee structure. Due to the unitary fee structure, this service does not include managing or oversight of expense accruals and balances.
$[ ] - Up to 4 funds
$[ ] - Up to 10 funds
$[ ] - More than 10 funds

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional services not included above shall be mutually agreed upon at the time of the service being added.

Chief Compliance Officer Support Fees (for all funds in complex per service line)
Fund Administration    $[ ]
Fund Accounting    $[ ]
Transfer Agency    $[ ]
Custody    $[ ]

Transfer Agency (in addition to above)
Annual Service Charges to the Funds
Base Fee, first CUSIP    $[ ] per year
Base Fee, each additional CUSIP    $[ ] per year
Open Accounts – Closed End Funds    $[ ] each
Open Accounts – NSCC Level 3    $[ ] each
Open Accounts – Open-End Funds, No Load    $[ ] each
Open Accounts – Open-End Funds, with Load    $[ ] each
Closed Accounts    $[ ] each

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

CUSIP Setup
CUSIP Setup Fee – $[ ]

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Brokerage fees, telephone toll-free lines, inbound calls, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, Fed wire charges, shareholder/dealer print out (daily confirms, investor confirms, tax, checks, and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, return mail processing, travel, FATCA and other compliance mailings.

Additional Services
Additional services not included above shall be mutually agreed upon and documented at the time of the service being added. Available but not included above are the following services: client internet data access, client dedicated-line data access, programming charges, physical certificate processing and additional services mutually agreed upon.

In addition to all fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.